                                             As filed pursuant to Rule 424(b)(3)
                                             under the Securities Act of 1933
                                             Registration No. 333-95649




PROSPECTUS SUPPLEMENT NO. 8 DATED APRIL 27, 2001

TEKELEC
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$135,000,000
3.25% CONVERTIBLE SUBORDINATED DISCOUNT NOTES DUE 2004 AND
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF
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     The purpose of this supplement is to amend and supplement the prospectus dated February 16, 2000, as amended and supplemented by:

     o  Supplement No. 1 dated March 15, 2000;
     o  Supplement No. 2 dated May 16, 2000;
     o  Supplement No. 3 dated July 10, 2000;
     o  Supplement No. 4 dated August 1, 2000;
     o  Supplement No. 5 dated August 8, 2000;
     o  Supplement No. 6 dated August 25, 2000; and
     o  Supplement No. 7 dated January 19, 2001.

     The prospectus relates to the offer for resale of up to $135,000,000 aggregate principal amount at maturity of Tekelec's 3.25% Convertible Subordinated Discount Notes due 2004, and such shares of common stock as may be issued upon conversion of the notes.

     The prospectus is hereby further amended and supplemented to include in the "Selling Securityholders" table the information in the table set forth below regarding an additional selling securityholder. The following table is based upon information provided to us by or on behalf of the selling securityholder named below and indicates with respect to such selling securityholder:

     o the aggregate principal amount of the notes beneficially owned by such selling securityholder as of April 27, 2001;

     o the maximum amount of notes that such selling securityholder may offer under the prospectus;

     o the number of shares of Tekelec common stock beneficially owned by such selling securityholder as of April 27, 2001; and

     o the maximum number of shares of common stock that may be offered for the account of such selling securityholder (including its transferees, pledgees, donees or their successors) under the prospectus.


                                                                                           NO. OF
                                                     AGGREGATE          PRINCIPAL        SHARES OF           NO. OF
                                                     PRINCIPAL           AMOUNT         COMMON STOCK        SHARES OF
                                                      AMOUNT            OF NOTES         OWNED PRIOR       COMMON STOCK
       NAME OF SELLING SECURITYHOLDER                OF NOTES           OFFERED        TO OFFERING(1)       OFFERED(1)
       -----------------------------------------   ------------      ----------       --------------      ------------
       Deutsche Banc Alex Brown Inc.............    $ 1,740,000       $ 1,740,000           98,030             98,030


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(1)  Reflects the shares of common stock into which the notes held by such securityholder and covered hereby are convertible at the initial conversion rate. The conversion rate and the number of shares of common stock issuable upon conversion of the notes and covered hereby are subject to adjustment under certain circumstances. See "Description of the Notes -- Conversion" in the prospectus.

     The selling securityholder named above may, in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, have sold, transferred or otherwise disposed of all or a portion of its notes and common stock since the date on which the securityholder provided the information in the table regarding its notes and common stock. Any such sales would affect the data in the above table.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 27, 2001.